Exhibit 99.2

ROBERT W.A DUNN.

Profile

Began career in seismic acquisition 26 years ago working in all phases of acquisition from field operations to presidential and directorship roles in onshore drilling and geophysical related services spanning multiple continents. Mr. Dunn’s expertise has been focused on obtaining optimal results during exploration and developmental phases in frontier regions while advising and implementing program design and execution with geology and geophysics teams in order to obtain safe, and commercially effective results.

Experience

President Geophysical Viking Geophysical Service/Acoustic Geophysical Services — 2012- Present

Mr. Dunn was responsible for managing all aspects of geophysical exploration with operations in Europe, Turkey and Africa. During peak operations Mr. Dunn managed in excess of 500personnel and 6 crews. Having acquired over 7,800km2 of 3D along with 10,000km plus of 2D surveys in multiple landscapes with total contract values excessive 230 million USD Mr. Dunn focused on operational and financial leadership. Mr. Dunn continues to apply new technology and acquisition methodology with contractors and field management to obtain optimal exploration objectives for the E&P sector.

Managing Director Central European Drilling — 2013- Present

Responsible for the overall performance of the European drilling division. Execution of strategy and planning from the Board of Directors. Formulating and implementing required policies to achieve plans with an operational footprint focused in Hungary, Romania, and Bulgaria.

Managing Director Viking Oilfield Services N.Iraq — 2015-Present

Working with operations teams in N.Iraq to achieve all strategies and goals defined in yearly business plans focusing on growing Viking’s client base promoting increased asset utilization.

Technical Operations Manager — 2009- 2012 Viking Geophysical Services.

Introduced first autonomous wireless geophysical crew for primary E&P customer base which helped grow the exploration base during which I managed the acquisition of over 2200km2 of 3D which aided in the discovery of new basins thereby allowing E&P to make informed decisions on profitable exploration drilling.

Project Manager — 2000- 2006 CGG Veritas.

Responsible for the management of multiple programs in diverse regions ranging from Arctic to Jungle operations in South America. Mr. Dunn was responsible for all field operations in remote regions inclusive of logistics and acquisition operations. Mr. Dunn was also responsible for all activities based outside the corporate office reporting to the operations management teams and president.

Technical and Recording Crew Manager -1993-2000 Veritas.

Mr. Dunn was integral in the identification and promotion of new innovative processes helping Veritas achieve the vision becoming the largest most trusted name in the geophysical industry. Was instrumental in the development of new methods of geophysical acquisition throughout the Canadian Rocky Mountains including the utilization of helicopters to aid in the deployment and retrieval of seismic acquisition equipment

Other:

Member of the Society of Exploration Geophysicists. European Association of Geophysical Exploration.